AMENDMENT NO. 1
To
HOMETRUST BANK
EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME MASTER AGREEMENT
(ADDENDUM TO DISABILITY CLAIMS PROCEDURE)

This Amendment No. 1 to the HomeTrust Bank Executive Supplemental Retirement Income Master Agreement (the “Plan”) is made effective as of April 1, 2018 and shall apply to all claims for Disability Benefits under the Plan received on or after April 1, 2018. All capitalized terms not defined herein shall have the meaning set forth in the Plan.

Disability Claim. The Administrator shall ensure that all written claims for Disability Benefits under the Plan and all appeals related to Disability Benefits are adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision. The claims procedures set forth in this Amendment supersede all claims procedures language set forth in Section 7.7 of the Plan with respect to claims for Disability Benefits, except that the first sentence of Section 7.7 of the Plan shall continue to apply.

Timing of Administrator Response. If the claim relates to a determination of disability, and the claim requires an independent determination by the Administrator of an Executive’s disability status, the Administrator shall notify the claimant of the Plan’s benefit determination within a reasonable period of time, but no later than forty-five (45) days after receipt of the claim. If, due to matters beyond the control of the Plan, the Administrator needs additional time to process a claim, the claimant will be notified, within forty-five (45) days after the Administrator receives the claim, of the circumstances requiring the extension of time and the date by which the Administrator expects to make its decision, but not beyond seventy-five (75) days from the date the claim was received. If, prior to the end of the extension period, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Administrator notifies the claimant, prior to the expiration of the first extension period, of the circumstances requiring the extension and the date by which the Plan expects to render a decision. The extension notice shall specifically explain the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the claimant to resolve those issues, and the claimant shall be afforded at least forty-five (45) days within which to provide the specified information.

Calculating Time Periods. For purposes of calculating the time periods in the preceding paragraph, the period of time within which a benefit determination is required to be made shall begin at the time a claim is filed in accordance with the reasonable procedures of the Plan, without regard to whether all the information necessary to make a benefit determination accompanies the filing. In the event that a period of time is extended as permitted pursuant to the preceding paragraph due to a claimant's failure to submit information necessary to decide a claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

Notice of Decision. In the case of an adverse benefit determination with respect to disability benefits, the Administrator will provide a notification in a culturally and linguistically appropriate manner (as described in Department of Labor Regulation Section 2560.503-1(o)) that shall set forth the following in a manner calculated to be understood by the claimant:

(i) the specific reasons for the adverse determination;

(ii) a reference to the specific provisions of the Plan or insurance contract on which the determination is based;

(iii) notice that the claimant has a right to request a review of the claim denial and an explanation of the Plan’s review procedures and the time limits applicable to such procedures;

(iv) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review, and a description of any time limit that applies under the Plan for bringing such an action;

(v) a discussion of the decision, including an explanation of the basis for disagreeing with or not following:

(1) the views presented by the claimant of health care professionals treating the claimant and vocational professionals who evaluated the claimant;

(2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(3) a disability determination regarding the claimant presented by the claimant made by the Social Security Administration.

(vi) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request;

(vii) either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist; and

(viii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. Whether a document, record or other information is relevant to a claim for benefits shall be determined in accordance with Department of Labor Regulation Section 2560.503-1(m)(8).

Appeal of Adverse Benefit Determinations. If the initial claim for Disability Benefits requires an independent determination by the Administrator of an Executive’s disability status, and the Administrator denies the claim, in whole or in part, the claimant shall have a reasonable opportunity to appeal the adverse benefit determination to an appropriate named fiduciary of the Plan for a full and fair review of the claim and the adverse benefit determination, as follows:

(i) The claimant shall have at least 180 days following receipt of a notification of an adverse benefit determination within which to appeal the determination;

(ii) The claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim for benefits;

(iii) Prior to such review of the denied claim, the claimant shall be given, free of charge, any new or additional evidence considered, relied upon, or generated by the Plan, insurer or other person making the benefit determination in connection with the claim, or any new or additional rationale, as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided, to give the claimant a reasonable opportunity to respond prior to that date.

(iv) The Administrator shall respond in writing to such claimant within forty-five (45) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional forty-five (45) days by notifying the claimant in writing, prior to the end of the initial 45-day period, that an additional period is required. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision. For purposes of this paragraph, the period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with the reasonable procedures of the Plan, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing. In the event that a period of time is extended as permitted pursuant to this paragraph due to the claimant's failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(v) The claimant shall be given the opportunity to submit issues and written comments to the Administrator, as well as to review and receive, without charge, all relevant (as defined in applicable ERISA regulations) documents, records and other information relating to the claim. The reviewer shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(vi) In considering the review, the Administrator shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for disability benefits. For example, the claim will be reviewed by an individual or committee who did not make the initial determination that is subject of the appeal, nor by a subordinate of the individual who made the determination, and the review shall be made without deference to the initial adverse benefit determination. If the initial adverse benefit determination was based in whole or in part on a medical judgment, the appropriate named fiduciary of the Plan shall consult with a health care professional who has appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or a subordinate of such individual. If the Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Administrator will identify such experts.

Notice of Decision after Review. In the case of an adverse benefit determination with respect to Disability Benefits, the Administrator will provide a notification in a culturally and linguistically appropriate manner (as described in Department of Labor Regulation Section 2560.503-1(o)) that shall set forth the following in a manner calculated to be understood by the claimant:

(i) the Administrator’s decision;

(ii) the specific reasons for the adverse determination;

(iii) a reference to the specific provisions of the Plan or insurance contract on which the decision is based;

(iv) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits;

(v) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures;

(vi) a statement of the claimant's right to bring a civil action under ERISA Section 502(a) which shall describe any applicable contractual limitations period that applies to the claimant’s right to bring such an action, including the calendar date on which the contractual limitations period expires for the claim;

(vii) a discussion of the decision, including an explanation of the basis for disagreeing with or not following:
(1) the views presented by the claimant of health care professionals treating the claimant and vocational professionals who evaluated the claimant;

(2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(3) a disability determination regarding the claimant presented by the claimant made by the Social Security Administration.

(viii) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(ix) either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist.

Exhaustion of Remedies. A claimant must follow the claims review procedures under this Plan and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.

Failure of the Plan to Follow Procedures. In the case of a claim for disability benefits, if the Plan fails to strictly adhere to all the requirements of this claims procedure with respect to a disability claim, the claimant is deemed to have exhausted the administrative remedies available under the Plan, and shall be entitled to pursue any available remedies under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim, except where the violation was: (a) de minimis; (b) non-prejudicial; (c) attributable to good cause or matters beyond the Plan’s control; (d) in the context of an ongoing good-faith exchange of information between the Plan and the claimant; and (e) not reflective of a pattern or practice of noncompliance. The claimant may request a written explanation of the violation from the Plan, and the Plan must provide such explanation within ten (10) days, including a specific description of its bases, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the claimant’s request for immediate review on the basis that the Plan met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Plan’s receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Plan shall provide the claimant with notice of the resubmission.

IN WITNESS WHEREOF, the Bank has caused this Amendment to be executed by a duly authorized officer as of this 30th day of April 2018, and each of the Executives whose signature appears below have consented to this Amendment pursuant to Section IX of the Plan.

By: /s/ Dana L. Stonestreet

        Dana L. Stonestreet
        Chairman, President and Chief Executive Officer